EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Form S–8 Registration Statement of our report dated March 31, 2004 with respect to the consolidated financial statements of InvestNet, Inc. included in the Annual Report on Form 10–KSB for the year ended December 31, 2003.

"*Amisano Hanson*"

Amisano Hanson, Chartered Accountants

Vancouver, Canada
May 27, 2004